                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                              Three Months Ended     Nine Months Ended
                                                June 30, 1996          June 30, 1996
                                              ------------------     -----------------
Net Income                                      $  624,945              1,687,398
                                                ==========              =========

Weighted average shares outstanding              3,967,500              3,967,500

Reduction for common shares not yet
 released by Employee Stock Ownership Plan        (286,646)              (297,469)

Common stock equivalents due to dilutive
 effect of stock options                              *                      *
                                                ----------              ---------

Total weighted average common shares and
 equivalents outstanding for primary
 computation                                     3,680,854              3,670,031
                                                ==========              =========

Primary earnings per share                      $      .17                    .46
                                                       ===                    ===

Total weighted average common shares and
 equivalents outstanding for primary
 computation                                     3,680,854              3,670,031

Additional dilutive shares using the end
 of period market value versus the average
 market value when applying the treasury
 stock method                                        **                     **
                                                ----------              ---------

Total weighted average common shares and
 equivalents outstanding for fully diluted
 computation                                     3,680,854              3,670,031
                                                ==========              =========

Fully diluted earnings per share                $      .17                    .46
                                                       ===                    ===


*   Note:  On June 13, 1996, 376,909 options were granted at $11.63 per share.
           No options had been exercised as of June 30, 1996. The market value of the stock at June 30, 1996 was also $11.63 per share; therefore, no common stock equivalents are computed.


**  Note:  If the average share price is greater than the ending price, use average price for both primary and fully diluted calculation. This adjustment does not apply because the average price and the ending price at June 30, 1996 are less than or equal to the option exercise price of $11.63 per share.








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